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                                                                    EXHIBIT 12b

                       FERRO CORPORATION AND SUBSIDIARIES
                   RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                      PER REGULATION S-K 229.503 (ITEM 503)

                                                                               BEFORE                                   BEFORE
                                     SIX MONTHS                               ACCT CHG                               RESTRUCTURING
                                        JUNE        DECEMBER     DECEMBER     DECEMBER     DECEMBER     DECEMBER       DECEMBER
                                        1995          1994         1993         1993         1992         1991           1991
                                     ----------     --------     --------     --------     --------     --------     -------------
Earnings:
  Pre-Tax Income...................    45,503        74,306       89,289       89,289       97,689       65,649          65,649
    Extraordinary Charges..........                              (37,764)(1)                            (45,300)(2)
  Add: Fixed Charges...............     9,842        17,372       16,664       16,664       15,552       17,297          17,297
  Less: Preferred Dividend.........    (2,272)       (4,598)      (4,675)      (4,675)      (4,772)      (4,878)         (4,878)
  Less: Interest Capitalization....      (503)       (1,041)      (1,108)      (1,108)        (753)      (1,629)         (1,629)
                                       ------        ------      -------      -------      -------      -------          ------
        Total Earnings.............    52,570        86,039       62,406      100,170      107,716       31,139          76,439
                                       ======        ======      =======      =======      =======      =======          ======
Fixed Charges:
  Interest Expense.................     6,667        10,933       10,081       10,081        9,227        9,940           9,940
  Interest Capitalization..........       503         1,041        1,108        1,108          753        1,629           1,629
  Preferred Dividend...............     2,272         4,598        4,675        4,675        4,772        4,878           4,878
  Interest Portion of Rental
    Expense........................       400           800          800          800          800          850             850
                                       ------        ------      -------      -------      -------      -------          ------
    Total Fixed Charges............     9,842        17,372       16,664       16,664       15,552       17,297          17,297
                                       ======        ======      =======      =======      =======      =======          ======

        Total Earnings.............    52,570        86,039       62,406      100,170      107,716       31,139          76,439

Divided By:
    Total Fixed Charges............     9,842        17,372       16,664       16,664       15,552       17,297          17,297
                                       ------        ------      -------      -------      -------      -------          ------

        Ratio......................      5.34          4.95         3.74         6.01         6.93         1.80            4.42

                                                   BEFORE
                                                  LITIGATION
                                     DECEMBER     DECEMBER
                                       1990         1990
                                     --------     --------
Earnings:
  Pre-Tax Income...................   55,509       55,509
    Extraordinary Charges.........   (12,000)(3)
  Add: Fixed Charges...............   23,634       23,634
  Less: Preferred Dividend.........   (4,925)      (4,925)
  Less: Interest Capitalization....   (1,032)       1,032
                                     -------      -------
        Total Earnings.............   61,186       73,186
                                     =======      =======
Fixed Charges:
  Interest Expense.................   16,827       16,827
  Interest Capitalization..........    1,032        1,032
  Preferred Dividend...............    4,925        4,925
  Interest Portion of Rental
    Expense........................      850          850
                                     -------      -------
    Total Fixed Charges............   23,634       23,634
                                     =======      =======

        Total Earnings.............   61,186       73,186

Divided By:
    Total Fixed Charges............   23,634       23,634
                                     -------      -------

        Ratio......................     2.59         3.10

---------------

(1) Pre-tax effect of FAS 106, accounting for retiree benefits.

(2) Pre-tax effect of restructuring charges

(3) Pre-tax effect of litigation charge

Note: Amortization of debt expense and discounts and premiums were deemed immaterial to the above calculations. Interest portion of rental expense are conservative estimates based on actual amounts from prior years.